Exhibit 99.2

Certain Remarks of Brian J. Smrdel

Urologix, Inc. Teleconference

November 3, 2010

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On a trailing 90 day sales basis, our days sales outstanding at the end of the first quarter was 40 days, slightly higher than the 38 days reported at the end of the fourth quarter of fiscal year 2010 but an improvement compared to 46 days at the end of the third quarter of fiscal 2010.

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Gross profit for the first quarter of fiscal 2011 was $1.8 million or 55% of revenue, an increase of 1 percentage point when compared to the gross profit rate in the prior quarter.  Gross profit as a percentage of revenue was unchanged when compared to the prior year first quarter.  The 1 percentage point increase in the gross profit rate compared to the prior quarter is a result of a favorable product sales mix.

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The increase in operating expense [in the first quarter of fiscal year 2011] when compared to the fourth quarter of the 2010 fiscal year is a result of a $227,000 increase in general and administrative expense and a $33,000 increase in research and development, partially offset by a $181,000 decrease in sales and marketing expense.  The decrease in operating expense when compared to the first quarter of the prior fiscal year is primarily the result of a reduction of $306,000 in sales and marketing expense partially offset by an increase of $104,000 in research and development as the Company increased its investment in additional R&D headcount.